Exhibit 10.1
Published CUSIP Number: 26747FAA7
CREDIT AGREEMENT
Dated as of September 12, 2008
among
DYCOM INDUSTRIES, INC.
as Borrower,
CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTIES HERETO
as Guarantors,
THE LENDERS NAMED HEREIN,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
and
BANK OF AMERICA, N.A.,
as Syndication Agent
and
BRANCH BANKING AND TRUST COMPANY
and
RBS CITIZENS, N.A.,
as Co-Documentation Agents
and
WACHOVIA CAPITAL MARKETS LLC
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Runners

     i

SCHEDULES

Schedule 1.1-A	Form of Account Designation Letter
Schedule 1.1-B	Permitted Liens
Schedule 1.1-C	Existing Letters of Credit
Schedule 1.1-D	Existing Investments
Schedule 2.1(a)	Schedule of Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.3(d)	Form of Swingline Note
Schedule 3.2	Form of Notice of Extension/Conversion
Schedule 3.13	Non-Bank Certificate
Schedule 4.1(e)	Form of Secretary’s Certificate
Schedule 4.1(n)	Form of Solvency Certificate
Schedule 5.11	Subsidiaries
Schedule 5.18	Material Contracts
Schedule 5.19	Insurance
Schedule 6.2(b)	Form of Officer’s Compliance Certificate
Schedule 6.9	Form of Joinder Agreement
Schedule 7.1(b)	Indebtedness
Schedule 11.6(c)	Form of Assignment and Assumption

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT dated as of September 12, 2008 (the “Credit Agreement”), is by and among DYCOM INDUSTRIES, INC., a Florida corporation (the “Borrower”), those Domestic Subsidiaries of the Borrower listed on the signature pages hereto and as may from time to time become a party hereto (collectively the “Guarantors” and individually, a “Guarantor”), the lenders named herein and such other lenders as may become a party hereto (the “Lenders” and individually, a “Lender”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”).
W I T N E S S E T H
     WHEREAS, the Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower in the initial aggregate amount of $195,000,000, as more particularly described herein; and
     WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein.
     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1
DEFINITIONS
     1.1 Definitions.
     As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:
     “Account Designation Letter” means the Account Designation Letter dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Schedule 1.1-A.
     “Additional Commitment Lender” shall have the meaning set forth in Section 3.16.
     “Additional Credit Party” means each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 6.9.
     “Administrative Agent” shall have the meaning assigned to such term in the first paragraph hereof, together with any successors or assigns.

     “Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Revolving Committed Amount” means the aggregate amount of Commitments in effect from time to time, being initially ONE HUNDRED NINETY-FIVE MILLION DOLLARS ($195,000,000).
     “Alternate Base Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the opening of business on the date of such change.
     “Alternate Base Rate Loans” means Loans that bear interest at an interest rate based on the Alternate Base Rate.
     “Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

			LIBOR Rate
		Alternate	Margin for
	Consolidated	Base Rate	Revolving Loans and
	Leverage	Margin for	Letter of
Level	Ratio	Revolving Loans	Credit Fee	Commitment Fee
I	≥ 2.25 to 1.0	1.25%	2.25%	0.750%
II	< 2.25 to 1.0 but ≥ 1.50 to 1.0	1.00%	2.00%	0.750%
III	< 1.50 to 1.0 but ≥ 0.75 to 1.0	0.75%	1.75%	0.625%
IV	<0.75 to 1.0	0.50%	1.50%	0.500%

     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 6.1(a) and (b) and Section 6.2(b) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. Notwithstanding anything herein to the contrary, until the first Interest Determination Date occurring after the first full fiscal quarter following the Closing Date, the initial Applicable Percentage for (a) Revolving Loans shall be based on Level II and (b) the Commitment Fee shall be based on Level II. After the Closing Date, if the Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Sections 6.1(a) and (b) and Section 6.2(b), the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Consolidated Leverage Ratio. In the event that, prior to the repayment in full of all outstanding Loans, the termination of all Commitments and the expiration or cash collateralization of all Letters of Credit, any financial statement calculation delivered pursuant to Sections 6.1(a) and (b) and Section 6.2(b) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.
     “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.6), and accepted by the Administrative Agent, in substantially the form of Schedule 11.6(c) or any other form approved by the Administrative Agent.

     “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Benefited Lender” has the meaning set forth in Section 11.7.
     “Borrower” means Dycom Industries, Inc., a Florida corporation, as referenced in the opening paragraph, its successors and permitted assigns.
     “Business” has the meaning set forth in Section 5.15.
     “Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks are open for business in Charlotte, North Carolina and New York, New York; except that when used in connection with a LIBOR Rate Loan, such day shall also be a day on which dealings between banks are carried on in London, England in deposits of Dollars.
     “Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) variable rate demand notes (low floaters) to the extent such notes may be sold at par upon seven (7) days notice and so long as such obligations shall have been provided credit support by the issuance of a letter of credit from an Approved Bank, (e) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America and (f) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment.
     “Change of Control” means (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower, or (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.
     “Closing Date” means the date hereof.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
     “Collateral Release Date” shall mean the date upon which the Borrower’s corporate family rating from Moody’s and the corporate rating from S&P are at least Baa3 and BBB-, respectively (in each case with a stable or better outlook) and the Borrower shall have delivered to the Administrative Agent evidence of such ratings.
     “Collateral” shall have the meaning specified in the Security Documents.
     “Commitment” shall mean the Revolving Commitment, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.
     “Commitment Fee” has the meaning set forth in Section 3.5(a).
     “Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Commitment Percentages are set out on Schedule 2.1(a).
     “Commitment Period” means the period from and including the Closing Date to but not including the earlier of (a) the Maturity Date, or (b) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.
     “Commonly Controlled Entity” means an entity, whether or not incorporated, that for purposes of Title IV of ERISA, is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.
     “Consolidated Capital Expenditures” shall mean, for any period, all capital expenditures of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis for such period, as determined in accordance with GAAP. The term “Consolidated Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Borrower and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.

     “Consolidated Capital Proceeds” means, for the applicable period, the proceeds from the sale of property, plant or equipment and other fixed assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as determined in accordance with GAAP.
     “Consolidated EBITDA” means, for the applicable period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) the Consolidated Interest Expense for such period deducted in determining Consolidated Net Income, (ii) the income tax expense for such period deducted in determining Consolidated Net Income, (iii) the aggregate amount of the depreciation expense and amortization expense for such period to the extent deducted in determining Consolidated Net Income, (iv) any extraordinary items of loss (or minus any extraordinary items of gain) for such period recorded in determining Consolidated Net Income, (v) any non-cash impairment charges for such period recorded in determining Consolidated Net Income, (vi) any non-cash losses (or minus any non-cash gains) for such period recorded in determining Consolidated Net Income and (vii) any stock based compensation expense for such period recorded in determining Consolidated Net Income, in each case determined for the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis in accordance with GAAP and subject to Section 1.4. Unless expressly indicated otherwise, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of computation.
     “Consolidated Funded Debt” means Funded Debt of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis.
     “Consolidated Interest Expense” means, for the applicable period, all interest expense (excluding amortization of debt discount and premium but including the interest component under Capital Leases) of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) for such period. Unless expressly indicated otherwise, the applicable period shall be for the four (4) consecutive fiscal quarters ending most recently prior to the date of computation.
     “Consolidated Leverage Ratio” means the ratio of (a) Consolidated Funded Debt on the date of computation to (b) Consolidated EBITDA for the applicable period ending on the date of computation. Unless expressly indicated otherwise, the applicable period shall be for the four (4) consecutive fiscal quarters ending most recently prior to the date of computation.
     “Consolidated Net Income” means, for the applicable period, net income of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis. Unless expressly indicated otherwise, the applicable period shall be for the four (4) consecutive fiscal quarters ending most recently prior to the date of computation.
     “Consolidated Total Assets” means, on the date of computation, the amount of the Borrower’s consolidated total assets, determined for the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis in accordance with GAAP.
     “Consolidated Total Tangible Assets” means, on the date of computation, (a) the amount of the Borrower’s consolidated total assets minus (b) the amount of the Borrower’s consolidated intangible assets, including, without limitation, deferred costs associated with goodwill, intangible assets, intellectual property, franchises, organizational expenses, deferred financing charges, debt acquisition costs, start-up costs, pre-opening costs, prepaid pension costs or any other deferred charges, in each case determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
     “Consolidated Total Tangible Net Worth” means, as of any date of computation, (i) Consolidated Total Tangible Assets minus (ii) the total liabilities of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Continuing Directors” means, during any period of up to twenty-four (24) consecutive months commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).
     “Credit Agreement” means this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.
     “Credit Documents” means a collective reference to this Credit Agreement, the Security Documents, the Notes, any Joinder Agreement, the Fee Letter, the LOC Documents and any certificate issued or delivered hereunder or thereunder or pursuant hereto or thereto (other than any agreement, document, certificate or instrument related to a Secured Hedging Agreement).
     “Credit Party” means any of the Borrower or the Guarantors.
     “Credit Party Obligations” means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Restricted Subsidiaries to any Lender or any Hedging Agreement Provider, arising under any Secured Hedging Agreement permitted pursuant to Section 7.1.

     “Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” means, at any time, any Lender that, at such time, (a) has failed to make a Loan required pursuant to the terms of this Credit Agreement (including the funding of a Participation Interest in accordance with the terms hereof), (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of the Credit Agreement or any other of the Credit Documents, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.
     “Dollars” and “$” means dollars in lawful currency of the United States of America.
     “Domestic Lending Office” means, initially, the office of each lender designated as such Lender’s Domestic Lending Office shown on such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.
     “Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia and that is not a controlled foreign corporation under Section 957 of the Internal Revenue Code.
     “Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries.
     “Environmental Laws” means any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally enforceable requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.
     “Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Securities Exchange Act of 1934, as amended.
     “Equity Issuance” shall mean any issuance by the Borrower or any Restricted Subsidiary to any Person which is not (a) a Credit Party, (b) a wholly-owned Restricted Subsidiary of the Borrower or (c) any employee, officer or director (or person performing similar functions) of the Borrower or any of its Subsidiaries in connection with a stock plan or compensation arrangement of (i) shares of its Equity Interests, (ii) any shares of its Equity Interests pursuant to the exercise of options or warrants or (iii) any shares of its Equity Interests pursuant to the conversion of any debt securities to equity.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
     “Eurodollar Reserve Percentage” means for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Event of Default” means such term as defined in Section 8.1.
     “Existing Credit Agreement” means that certain Credit Agreement, dated as of December 21, 2004, among the Borrower, the guarantors party thereto, the lenders party thereto and Wachovia Bank, National Association, as administrative agent, as amended and modified.
     “Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and identified on Schedule 1.1-C hereto.
     “Extending Lender” shall have the meaning set forth in Section 3.16.
     “Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance of, or participation in, a Letter of Credit by such Lender.
     “Extension Date” shall have the meaning set forth in Section 3.16.
     “Fee Letter” means that certain letter agreement, dated as of July 24, 2008, among Wachovia, Wachovia Capital Markets, LLC and the Borrower, as amended, modified, supplemented or replaced from time to time.
     “Fees” means all fees payable pursuant to Section 3.5.

     “Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.
     “First Extension Date” shall have the meaning set forth in Section 3.16.
     “Fronting Fee” shall have the meaning set forth in Section 3.5(b).
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Funded Debt” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all net obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (h) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments prior to the date six (6) months after the Maturity Date, redemption prior to the date six (6) months after the Maturity Date or other acceleration, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all Indebtedness of others of the type described in clauses (a) through (i) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder, (k) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (i) hereof, and (l) all Indebtedness of the type described in clauses (a) through (i) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer; provided, however, that Funded Debt shall not include Indebtedness among the Credit Parties to the extent such Indebtedness would be eliminated on a consolidated basis.
     “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.4 hereof.
     “Government Acts” has the meaning set forth in Section 3.14.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantors” means (a) any of the Domestic Subsidiaries identified as a “Guarantor” on the signature pages hereto and (b) any Person which executes a Joinder Agreement in accordance with the terms of this Credit Agreement, together with their successors and permitted assigns.
     “Guaranty” means the guaranty of the Guarantors set forth in Section 10.
     “Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
     “Hedging Agreement” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.
     “Hedging Agreement Provider” means any Person that enters into a Hedging Agreement with a Credit Party or any Restricted Subsidiary that is permitted by Section 7.1 to the extent such Person is a (a) Lender, (b) an Affiliate of a Lender or (c) any other Person that was a Lender

(or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.
     “Immaterial Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that is not a Material Domestic Subsidiary.
     “Immaterial Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that is not a Material Foreign Subsidiary.
     “Immaterial Guarantor” means any Guarantor that is not a Material Domestic Subsidiary, and is (a) not required to be a Guarantor under Section 6.9 and (b) designated as an “Immaterial Guarantor” on Schedule 5.11, as such schedule may be amended from time to time.
     “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments prior to the date six (6) months after the Maturity Date, redemption prior to the date six (6) months after the Maturity Date or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.
     “Indemnified Liabilities” has the meaning set forth in Section 11.5.
     “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

     “Interest Coverage Ratio” means, for the applicable period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Consolidated Capital Expenditures for such period plus (iii) Consolidated Capital Proceeds to (b) Consolidated Interest Expense paid or payable in cash during such period. Unless expressly indicated otherwise, the applicable period shall be for the four (4) consecutive quarters ending on the date of computation.
     “Interest Payment Date” means (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, each day which is three (3) months after the first day of such Interest Period and the last day of such Interest Period.
     “Interest Period” shall mean, with respect to any LIBOR Rate Loan,
     (a) initially, the period commencing on the date of the applicable Extension of Credit or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three, or, subject to availability to all applicable Lenders, six months thereafter as selected by the Borrower in the Notice of Borrowing or Notice of Extension/Conversion given with respect thereto; and
     (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or, subject to availability to all applicable Lenders, six months thereafter as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:
     (i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;
     (iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;
     (iv) no Interest Period in respect of any Loan shall extend beyond the Maturity Date; and

     (v) no more than seven (7) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.
     “Investment” means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of Equity Interests, property, assets, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.
     “Issuing Lender” means Wachovia.
     “Issuing Lender Fees” has the meaning set forth in Section 3.5(c).
     “Joinder Agreement” means a Joinder Agreement in substantially the form of Schedule 6.9, executed and delivered by each Person required to become a Guarantor in accordance with the provisions of Section 6.9.
     “Lead Arrangers” means Wachovia Capital Markets, LLC and Banc of America Securities LLC, together with their respective successors and assigns.
     “Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, and their successors and assigns.
     “Letters of Credit” shall mean the Existing Letters of Credit and the letters of credit issued by the Issuing Lender pursuant to the terms hereof, as such Letters of Credit may be amended, restated, modified, extended, renewed or replaced from time to time.
     “Letter of Credit Fee” shall have the meaning set forth in Section 3.5(b).
     “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

     “LIBOR Lending Office” means, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown on such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.
     “LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate	=	LIBOR 1.00 - Eurodollar Reserve Percentage
     “LIBOR Rate Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).
     “Loan” or “Loans” means any Revolving Loan and/or Swingline Loan, as appropriate.
     “LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.
     “LOC Committed Amount” shall mean, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.2 and, individually, the amount of each Lender’s LOC Commitment as specified in Schedule 2.1(a).
     “LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any Collateral for such obligations.
     “LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

     “Mandatory Borrowing” has the meaning set forth in Section 2.2(e).
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition (financial or otherwise) or liabilities (financial or otherwise) of the Credit Parties and their Subsidiaries (other than Unrestricted Subsidiaries) taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their obligations, when such obligations are required to be performed, under this Credit Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Credit Agreement, any of the Notes or any of the other Credit Documents or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
     “Material Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that is a Restricted Subsidiary that either: (a) owns assets having a book value equal to or greater than 5% of Consolidated Total Assets or (b) that accounted for Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters equal to or greater than 5% of Consolidated EBITDA for the same four fiscal quarter period.
     “Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that is a Restricted Subsidiary that either: (a) owns assets having a book value equal to or greater than 5% of Consolidated Total Assets or (b) that accounted for Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters equal to or greater than 5% of Consolidated EBITDA for the same four fiscal quarter period.
     “Material Contract” means any contract or other arrangement, to which the Borrower or any of its Subsidiaries is a party as to which contract the breach, nonperformance or cancellation of such contract by any party thereto could reasonably be expected to have a Material Adverse Effect.
     “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maturity Date” means the later of (a) the third anniversary of the Closing Date and (b) if maturity is extended pursuant to Section 3.16, such extended maturity date as determined pursuant to such Section.
     “Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.
     “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any Commonly Controlled Entity is making or accruing an obligation to make contributions or has within any of the preceding five (5) Plan years made or accrued an obligation to make contributions.

     “Non-Extending Lender” shall have the meaning set forth in Section 3.16.
     “Note” or “Notes” means the Revolving Notes and/or the Swingline Note, collectively or individually, as appropriate.
     “Notice Date” shall have the meaning set forth in Section 3.16.
     “Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i).
     “Notice of Extension/Conversion” means the written notice of extension or conversion in substantially the form of Schedule 3.2, as required by Section 3.2.
     “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Participation Interest” means the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.2 and in Swingline Loans as provided in Section 2.3.
     “Participant” shall have the meaning set forth in Section 11.6(d).
     “Patriot Act” shall have the meaning set forth in Section 11.18.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     “Permitted Acquisition” means any acquisition or any series of related acquisitions by a Credit Party of the assets or a majority of the Voting Stock of a Person that is incorporated, formed or organized in the United States, or any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States or Canada (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 7.3 hereof, so long as (a) no Default or Event of Default shall then exist or would exist after giving effect thereto, (b) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that (i) the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 6.7 as of the end of the most recently ended fiscal quarter and (ii) the Consolidated Leverage Ratio shall be less than or equal to 2.75 to 1.0 after giving effect to such acquisition, (c) such acquisition is not a “hostile” acquisition and has been approved by the Board of Directors and/or shareholders of the applicable Credit Party and the Target, (d) the Credit Parties shall have complied to the reasonable satisfaction of the Administrative Agent with the documentation requirements in Section 6.2(e) and (e) the Credit Parties shall have on a Pro Forma Basis after giving effect to such Permitted Acquisition, unrestricted cash and/or availability under the Aggregate Revolving Committed Amount (which the Borrower could borrow without causing an Event of Default) in an aggregate amount of at least $40,000,000.

     “Permitted Investments” means:
          (a) cash and Cash Equivalents and other Investments existing as of the Closing Date and set forth on Schedule 1.1-D;
          (b) receivables owing to the Borrower or any of its Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
          (c) Investments in and loans by any Credit Party to any other Credit Party;
          (d) loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law;
          (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
          (f) Investments, acquisitions or transactions permitted under Section 7.4(b)(ii)(B);
          (g) Permitted Acquisitions;
          (h) Investments in Hedging Agreements to the extent permitted by Section 7.1(e);
          (i) Investments (i) in Unrestricted Subsidiaries in an aggregate amount not to exceed $35,000,000 during the term of this Agreement, calculated using the book value of such Investment as of the date when made and (ii) in non-wholly owned Restricted Subsidiaries, in an aggregate amount not to exceed $10,000,000 outstanding at any time;
          (j) (i) Investments in wholly owned Restricted Subsidiaries that are Domestic Subsidiaries and (ii) Investments in wholly owned Restricted Subsidiaries that are Foreign Subsidiaries in an aggregate amount not to exceed $15,000,000 outstanding at any time; and
          (k) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made pursuant to this clause shall not exceed an aggregate amount of $15,000,000 outstanding at any time.

     “Permitted Liens” means:
          (a) Liens in favor of a Hedging Agreement Provider in connection with Secured Hedging Agreements permitted under Section 7.1(e);
          (b) Liens securing purchase money Indebtedness and Capital Lease Obligations to the extent permitted under Section 7.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within sixty (60) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;
          (c) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;
          (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings;
          (e) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements incurred in the ordinary course of business;
          (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (g) Liens existing on the Closing Date and set forth on Schedule 1.1-B; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date;
          (h) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purpose;
          (i) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced;

          (j) Liens securing Indebtedness incurred pursuant to Section 7.1(i), provided that such Liens do not secure obligations in excess of $25,000,000 in the aggregate at any time outstanding;
          (k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party arising in the ordinary course of business from netting services, overdraft protection, cash management obligations and otherwise in connection with the maintenance of deposit, securities and commodities accounts;
          (l) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that (i) such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary and (ii) such Liens do not secure obligations in excess of $50,000,000 in the aggregate at any time outstanding; and
          (m) other Liens not described above, provided that such Liens do not secure obligations in excess of $15,000,000 in the aggregate at any time outstanding.
     “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented in accordance with the terms hereof and thereof.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate in effect at its principal office in Charlotte, North Carolina, with each change in the Prime Rate being effective on the date such change is publicly announced as effective (it being understood and agreed that the Prime Rate is a reference rate used by Wachovia in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit by Wachovia to any debtor).
     “Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent fiscal quarter end preceding the date of such transaction.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     “Properties” has the meaning set forth in Section 5.15(a).
     “Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.
     “Register” shall have the meaning given such term in Section 11.6(c).
     “Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
     “Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
     “Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means the occurrence of any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. Section 4043.
     “Required Lenders” means, at any time, Lenders having more than 50% of the Commitments, or if the Commitments have been terminated, Lenders having more than 50% of the aggregate principal amount of Loans outstanding; provided that the Commitments of, and outstanding principal amount of Loans owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.
     “Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.
     “Responsible Officer” means the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer or the Treasurer.
     “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interest of the Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interest of the Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interest of the Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation or (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness.
     “Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
     “Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Committed Amount.
     “Revolving Committed Amount” means the amount of each Lender’s Commitment as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.
     “Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).
     “Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.
     “Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.
     “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.
     “Second Extension Date” shall have the meaning set forth in Section 3.16.
     “Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party or a Subsidiary thereof and a Hedging Agreement Provider, as amended, modified, extended, restated, replaced, or supplemented from time to time.
     “Secured Parties” shall mean the Administrative Agent, the Lenders and the Hedging Agreement Providers.
     “Security Documents” shall mean the Pledge Agreement and all other agreements, documents and instruments granting to the Administrative Agent, for the benefit of the Secured

Parties, Liens or security interests in the Collateral, whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.
     “Senior Subordinated Notes” shall mean, collectively, those certain 8.125% senior subordinated notes due 2015 issued by Dycom Investments, Inc., a Delaware corporation, a wholly-owned Subsidiary of the Borrower and a Guarantor under the Credit Agreement, under that certain Indenture dated as of October 11, 2005 by and among Dycom Investments, Inc., certain guarantors party thereto and the trustee party thereto.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the Borrower or any Commonly Controlled Entity, and no Person other than the Borrower and the Commonly Controlled Entity, has an obligation to contribute or in respect of which the Borrower or any Commonly Controlled Entity could have liability under Section 4069 of ERISA in the event such plan were to be terminated.
     “Subordinated Indebtedness” shall mean (a) the Senior Subordinated Notes and (b) any other Indebtedness incurred by any Credit Party that by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations on terms reasonably satisfactory to the Administrative Agent.
     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries. Unless otherwise identified, “Subsidiary” or “Subsidiaries” shall mean Subsidiaries of the Borrower.
     “Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii) as such amounts may be reduced from time to time in accordance with the provisions hereof.
     “Swingline Committed Amount” means the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).
     “Swingline Lender” shall mean Wachovia.
     “Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.3(a).

     “Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.
     “Target” shall have the meaning set forth in the definition of Permitted Acquisition.
     “Taxes” shall have the meaning set forth in Section 3.13.
     “Total Outstandings” means, as of any time, the aggregate outstanding amount of all Revolving Loans, Swingline Loans and LOC Obligations.
     “Tranche” means the collective reference to LIBOR Rate Loans whose Interest Period begins and end on the same day. A Tranche may sometimes be referred to as a “LIBOR Tranche.”
     “Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.
     “Unrestricted Subsidiaries” shall mean (a) Subsidiaries designated on the Closing Date by the Borrower as “Unrestricted Subsidiaries” on Schedule 5.11 (“Closing Date Unrestricted Subsidiaries”) and other Subsidiaries designated from time to time by the Borrower that are in the same businesses or businesses reasonably related to the businesses of the Closing Date Unrestricted Subsidiaries and (b) Subsidiaries (i) established for business purposes approved by the Administrative Agent (such approval not to be unreasonably withheld) and (ii) designated from time to time by the Borrower as “Unrestricted Subsidiaries” on Schedule 5.11 (as such schedule may be updated from time to time as permitted by this Agreement); provided that Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries shall not exceed the limitation set forth in clause (i) of the definition of Permitted Investments.
     “Utilization Percentage” means, as of any time, the percentage equal to Total Outstandings divided by the Aggregate Revolving Committed Amount.
     “Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
     “Wachovia” means Wachovia Bank, National Association and its successors.
     1.2 Other Definitional Provisions.
     (a) Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

     (b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.
     (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     1.3 Computation of Time Periods.
     All time references in this Credit Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     1.4 Accounting Terms.
     Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis; provided, however, that with respect to the determination of the financial covenants set forth in Section 6.7 and for determinations of such covenants on a Pro Forma Basis in connection with Permitted Acquisitions, such calculations shall be made excluding the effects of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141, 141R and No. 142 otherwise applicable thereto. All calculations made for the purposes of determining compliance with this Credit Agreement (including, without limitation, calculation of the financial covenants set forth in Section 6.7) shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.1 hereof (or, prior to the delivery of the first financial statements pursuant to Section 6.1 hereof, consistent with the annual audited financial statements referenced in Section 5.1(a) hereof); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within thirty (30) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.
     1.5 Execution of Documents.
     Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

SECTION 2
CREDIT FACILITY
     2.1 Revolving Loans; Incremental Revolving Facility.
     (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (the “Revolving Loans”) to the Borrower from time to time in the amount of such Lender’s Commitment Percentage of such Revolving Loans for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the Total Outstandings at any time shall not exceed the Aggregate Revolving Committed Amount, and (ii) with regard to each Lender individually, the aggregate principal amount of such Lender’s Commitment Percentage of the Total Outstandings at any time shall not exceed such Lender’s Revolving Committed Amount. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. Revolving Loans made on the Closing Date or on any of the three (3) Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower executes a funding indemnity letter in form and substance satisfactory to the Administrative Agent. LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.
     (b) Revolving Loan Borrowings.
     (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent not later than 11:00 A.M. on the Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one (1) month, or (2) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

     (ii) Minimum Amounts. Each Revolving Loan shall be in a minimum aggregate principal amount of (A) in the case of LIBOR Rate Loans, $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less) and (B) in the case of Alternate Base Rate Loans, $1,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining Aggregate Revolving Committed Amount, if less).
     (iii) Advances. Each Lender will make its Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 11.2, or at such office as the Administrative Agent may designate in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
     (c) Repayment. The principal amount of all Loans shall be due and payable in full on the Maturity Date.
     (d) Interest. Subject to the provisions of Section 3.1:
     (i) Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage.
     (ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.
Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).
     (e) Notes. The Revolving Loans shall be evidenced by a duly executed Revolving Note, in the form of Schedule 2.1(e) attached hereto, in favor of each Lender that requests a Revolving Note.
     (f) Incremental Revolving Facility. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time (but not to exceed three (3) increases in the aggregate) prior to the Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of an increase to the Aggregate Revolving Committed Amount (each an “Incremental Facility”) by an aggregate amount of up to $100,000,000. The following terms and conditions shall apply to each Incremental Facility: (i) the loans made under any such Incremental Facility shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (ii) any such Incremental Facility shall have the same terms and conditions as the existing Revolving Loans (including, without limitation, the same maturity date), (iii) any such Incremental Facility shall be entitled to the same voting rights as the existing Revolving Loans and shall be entitled to receive proceeds of repayments on the same basis as the existing Revolving Loans, (iv) any such Incremental Facility shall be obtained from existing Lenders or from other banks or financial institutions, (v) any such Incremental Facility shall be in a minimum principal amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof, (vi) the proceeds of any Incremental Facility will be used for the purposes set forth in Section 5.12, (vii) the Borrower shall execute a Revolving Note in favor of any new Lender or any existing Lender requesting a Revolving Note whose Revolving Committed Amount is increased, (viii) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (ix) the Administrative Agent shall have received (A) an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, as to corporate authority, execution, delivery and enforceability, (B) any authorizing corporate documents as the Administrative Agent may reasonably request and (C) a duly executed Notice of Borrowing, if applicable, and (x) the Administrative Agent shall have received from the Borrower an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Facility on a Pro Forma Basis, the Borrower will be in compliance with the financial covenants set forth in Section 6.7. The Borrower may invite other banks and financial institutions reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for any portion of such Incremental Facility, provided that such other banks and financial institutions shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any new Incremental Facility therein and, notwithstanding Section 11.1, the consent of no other Lender shall be required except any Lender providing any portion of the Incremental Facility. In connection with the closing of any Incremental Facility, the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments (which shall not be subject to any processing and/or recordation fees) among the Lenders (which the Borrower shall be responsible for any costs arising under Section 3.12 resulting from such reallocation and repayments) of Revolving Loans as necessary such that, after giving effect to such Incremental Facility, each Lender will hold Revolving Loans and Participation Interests based on its Commitment Percentage (after giving effect to such Incremental Facility).
     2.2 Letter of Credit Subfacility.
     (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the

Lenders shall participate in, Letters of Credit for the account of a Credit Party from time to time upon request of the Borrower in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed ONE HUNDRED MILLION DOLLARS ($100,000,000), (ii) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not at any time exceed the Aggregate Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in U.S. Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date which is six (6) Business Days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as the Issuing Lender may agree. Wachovia shall be the Issuing Lender on all Letters of Credit issued on or after the Closing Date. All Existing Letters of Credit shall, as of the Closing Date, be deemed to have been issued pursuant hereto as “Letters of Credit” hereunder and subject to and governed by the terms and conditions of this Credit Agreement.
     (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.
     (c) Participations. Each Lender upon issuance of a Letter of Credit shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit (including each Existing Letter of Credit) and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit (including each Existing Letter of Credit) and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to the Issuing Lender its Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.
     (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) if it receives such notice from the Issuing Lender at or before 2:00 P.M. (Charlotte, North Carolina time) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage plus two percent (2%). Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense of payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate. Each

Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 8.2) pro rata based on each Lender’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such Mandatory Borrowing should be less than the minimum amount for borrowings of Revolving Loans otherwise provided in Section 2.1(b)(ii), the Borrower shall pay to the Administrative Agent for its own account an administrative fee of $500. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.

     (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
     (g) Uniform Customs and Practices. The Issuing Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.
     (h) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.
     2.3 Swingline Loan Subfacility.
     (a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the “Swingline Committed Amount”), and (ii) the Total Outstandings at any time shall not exceed the Aggregate Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.
     (b) Swingline Loan Borrowings.
     (i) Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Borrower on any Business Day upon request made by the Borrower not later than 2:00 P.M. (Charlotte, North Carolina time) on such Business Day. A notice of request for Swingline Loan borrowing shall be made in the form of Schedule 2.1(b)(i) with appropriate modifications. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.
     (ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Event of Default described in Section 8.1(e), (C) upon acceleration of the

Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 8.1(e) or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 8.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefore as provided herein being hereinafter referred to as “Mandatory Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (1) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8.2), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.
     (c) Interest on Swingline Loans. Subject to the provisions of Section 3.9, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.
     (d) Swingline Note. If requested by the Swingline Lender, the Swingline Loans shall be evidenced by a duly executed Swingline Note of the Borrower to the Swingline Lender substantially in the form of Schedule 2.3(d).

SECTION 3
OTHER PROVISIONS RELATING TO CREDIT FACILITIES
     3.1 Default Rate.
     Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall, upon the election of the Required Lenders, bear interest, payable on demand, at a per annum rate 2% greater than the interest rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Alternate Base Rate plus the Applicable Percentage); provided that, with respect to an Event of Default occurring under Section 8.1(e), such interest rate increase shall be immediate.
     3.2 Extension and Conversion.
     The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (a) except as expressly provided otherwise in this Credit Agreement, LIBOR Rate Loans may be converted into Alternate Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) LIBOR Rate Loans may be extended, and Alternate Base Rate Loans may be converted into LIBOR Rate Loans, only if the conditions in Section 4.2 have been satisfied and (c) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii). Any request for extension or conversion of a LIBOR Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a LIBOR Rate Loan into a Alternate Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a LIBOR Rate Loan as, or conversion of a Alternate Base Rate Loan into, a LIBOR Rate Loan, the date of the proposed extension or conversion, specifying (i) the date of the proposed extension or conversion, (ii) the Loans to be so extended or converted, (iii) the types of Loans into which such Loans are to be converted and, if appropriate, (iv) the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 4.2. In the event the Borrower fails to request extension or conversion of any LIBOR Rate Loan in accordance with this Section 3.2, or any such conversion or extension is not permitted or required by this Section 3.2, then such LIBOR Rate Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

     3.3 Voluntary Repayments and Mandatory Prepayments.
     (a) Voluntary Repayments. Revolving Loans may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Rate Loans may be repaid only upon three (3) Business Days’ prior written notice to the Administrative Agent, and Alternate Base Rate Loans may be repaid only upon at least one (1) Business Day’s prior written notice to the Administrative Agent, (ii) repayments of LIBOR Rate Loans must be accompanied by payment of any amounts owing under Section 3.12, and (iii) partial repayments shall be in minimum principal amount of $5,000,000, and in integral multiples of $1,000,000 in excess thereof.
     (b) Mandatory Prepayments. If at any time, the Total Outstandings at such time shall exceed the Aggregate Revolving Committed Amount, the Borrower shall immediately make a payment on the Loans in an amount sufficient to eliminate such excess.
     (c) Application. Unless otherwise specified by the Borrower, voluntary repayments and mandatory prepayments made hereunder shall be applied first to Alternate Base Rate Loans, then to LIBOR Rate Loans in direct order of Interest Period maturities, and then (after all Revolving Loans have been repaid) to a cash collateral account in respect of LOC Obligations. Amounts repaid hereunder may be reborrowed in accordance with the provisions hereof.
     3.4 Termination and Reduction of Commitments.
     (a) Voluntary Reductions. The unused portion of the Aggregate Revolving Committed Amount may be terminated or permanently reduced by the Borrower in whole or in part upon three (3) Business Days’ prior written notice to the Administrative Agent; provided that (i) after giving effect to any voluntary reduction, the Total Outstandings at such time shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in minimum principal amounts of $5,000,000, and in integral multiples of $1,000,000 in excess thereof.
     (b) Maturity Date. The Revolving Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Maturity Date.
     3.5 Fees.
     (a) Commitment Fee. In consideration of the Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders holding Commitments a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Aggregate Revolving Committed Amount but Swingline Loans shall not be considered usage of the Aggregate Revolving

Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.
     (b) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Issuing Lender a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, the Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional fronting fee (the “Fronting Fee”) of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Fronting Fee shall be payable on the 15th day following the end of the calendar quarter during which a Letter of Credit has been issued. The Issuing Lender shall promptly pay over to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lender) the Letter of Credit Fee. The Letter of Credit Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.
     (c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).
     (d) Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.
     3.6 Computation of Interest and Fees.
     (a) Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.
     (c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Credit Party Obligations), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.
     3.7 Pro Rata Treatment and Payments.
     (a) Each borrowing of Revolving Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment under this Credit Agreement or any Note shall be applied (i) first, to any Fees then due and owing, (ii) second, to interest then due and owing in respect of the Notes of the Borrower and (iii) third, to principal then due and owing hereunder and under the Notes of the Borrower. Each payment on account of the Commitment Fees or the Letter of Credit Fees shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than voluntary repayments and mandatory prepayments) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective amounts due and owing hereunder. Each voluntary repayment and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 3.3. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 3.13(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in Section 11.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (b) Allocation of Payments After Event of Default. Notwithstanding any other provision of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
     SECOND, to payment of any fees owed to the Administrative Agent;
     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;
     FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest and including with respect to any Secured Hedging Agreement any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

     FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations including, without limitation, the payment or cash collateralization of the outstanding LOC Obligations and payment of the outstanding principal amount arising under any Secured Hedging Agreement, to the extent such Secured Hedging Agreement is permitted by Section 7.1(e), any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;
     SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to the Borrower or whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 3.7. Notwithstanding the foregoing terms of this Section, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Secured Hedging Agreement.
     3.8 Non-Receipt of Funds by the Administrative Agent.
     (a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the

Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.
     (b) Unless the Administrative Agent shall have been notified in writing by the Borrower, prior to the date on which any payment is due from it hereunder (which notice shall be effective upon receipt) that the Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent at a per annum rate equal to, if repaid to the Administrative Agent within two (2) days from the date such amount was made available by the Administrative Agent, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate.
     (c) A certificate of the Administrative Agent submitted to the Borrower or any Lender with respect to any amount owing under this Section 3.8 shall be conclusive in the absence of manifest error.
     3.9 Inability to Determine Interest Rate.
     Notwithstanding any other provision of this Credit Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.
     3.10 Illegality.
     Notwithstanding any other provision of this Credit Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law to Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 3.10 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 3.10; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
     3.11 Requirements of Law.
     (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or to reduce any amount receivable hereunder or under any Note (other than costs or reductions relating to taxes which shall be governed exclusively by Section 3.13 hereof), then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section 3.11 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section 3.11; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
     (b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section 3.11 submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.
     (c) The agreements in this Section 3.11 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.
     3.12 Indemnity.
     The Borrower hereby agrees to indemnify each Lender and to hold such Lender harmless from any funding loss or expense (excluding loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof,

(b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any repayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a repayment or prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 3.12 submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty (30) days following such default, repayment, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section 3.12 shall survive termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.
     3.13 Taxes.
     (a) All payments made by the Borrower hereunder or under any Note will be, except to the extent required by law and except as provided in Section 3.13(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) any taxes that would not have been imposed but for a connection between a Lender and the jurisdiction imposing such tax other than a connection arising solely from entering into this Credit Agreement or any other Credit Documents) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are required by law to be withheld or deducted by the Borrower from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note, (ii) the Borrower shall make such deductions or withholdings and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower. If liability for Taxes is asserted against a Lender, the Lender shall provide notice to the Borrower of such liability, and the Borrower shall indemnify and hold harmless such Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

A Lender’s failure to provide notice to the Borrower shall not relieve the Borrower of any of its obligations under the preceding sentence; provided, however, that notwithstanding the foregoing, where notice is not given within 120 days after the Lender receives written notice of the assertion of Taxes and the Borrower does not otherwise have notice of such assertion, no indemnification shall be required for penalties, additions to Taxes, expenses and interest accruing on such Taxes from the date 120 days after the receipt by the Lender of written notice of the assertion of such Taxes until thirty (30) days after the date such notice was actually received by the Borrower. Each Lender shall use reasonable efforts to cooperate with the Borrower in seeking a refund of any such Tax payment, which, in the opinion of the independent certified accountants to the Borrower, has not been correctly or legally asserted. In the event that an administrative or judicial proceeding is commenced involving any Lender which, if determined adversely to it, would result in the payment of Taxes, such Lender shall promptly notify the Borrower and shall cooperate with and assist the Borrower to reduce or recover amounts with respect to such Taxes.
     (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 11.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) (or, in the case of a partnership, an Internal Revenue Service Form W-8IMY with appropriate Internal Revenue Service Forms W-8 of its Partners attached) certifying such Lender’s entitlement to a complete exemption from United States federal withholding tax with respect to payments to be made under this Credit Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN or W-8ECI as set forth in clause (i) above, or (A) a certificate substantially in the form of Schedule 3.13 (any such certificate, a “Non-Bank Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) (or, in the case of a partnership, an Internal Revenue Service Form W-8IMY with appropriate Internal Revenue Service Forms W-8 of its Partners attached) certifying such Lender’s entitlement to an exemption from United States federal withholding tax with respect to payments of interest to be made under this Credit Agreement and under any Note. In addition, each Lender agrees that it will deliver upon the Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States federal withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 3.13(a), but subject to the immediately succeeding sentence, (A) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes to the extent that such Lender has not provided to the Borrower United States Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (B) the Borrower shall not be obligated pursuant to Section 3.13(a) hereof to indemnify or gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (1) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 3.13(b) or (2) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 3.13, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 3.13(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes; provided, however, that if a Lender is able to avoid or reduce such Taxes by complying with applicable information reporting, certification or identification requirements, such Lender must comply with such requirements to obtain the benefits of this sentence.
     (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 3.13; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.
     (d) If the Borrower pays any additional amount pursuant to this Section 3.13 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 3.13, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 3.13 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 3.13 to the Borrower or any other party.

     (e) The agreements in this Section 3.13 shall survive the termination of this Credit Agreement and the payment of the Notes and all other amounts payable hereunder.
     3.14 Indemnification; Nature of Issuing Lender’s Duties.
     (a) In addition to its other obligations under Section 2.2, the Borrower hereby agrees to protect, indemnify, pay and hold the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Issuing Lender or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called “Government Acts”).
     (b) As between the Borrower and the Issuing Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.
     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.
     (d) Nothing in this Section 3.14 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.2 hereof. The obligations of the Borrower under this Section 3.14 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.
     (e) Notwithstanding anything to the contrary contained in this Section 3.14, the Borrower shall have no obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence, bad faith or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction.
     3.15 Replacement of Lenders; Other Limitations.
     (a) If (i) any Lender requests compensation under Section 3.10 or 3.11(a) or shall notify the Borrower that its obligation to make or maintain LIBOR Rate Loans has been suspended under Section 3.11(b) or (ii) any Lender fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of Section 11.1, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights and obligations under the Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (A) the Borrower or the assignee shall have paid to the Administrative Agent the assignment fee specified in Section 11.6(b)(iv);
     (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LOC Obligations, accrued interest thereon, accrued fees and all other amounts accrued and payable to it hereunder and under the other Credit Documents (including any amounts under Sections 3.10, 3.11(a) and 3.11(b) from the assignee (to the extent of such outstanding principal) or the Borrower (to the extent of such outstanding interest, fees and other amounts);
     (C) in the case of any such assignment resulting from a Lender’s failure to consent as described in clause (ii), the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; and
     (D) such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     (b) If any Lender shall petition the Borrower for any increased cost or amounts under Section 3.11 more than ninety (90) days after such Lender had knowledge of the occurrence of the event giving rise to such increased costs or amounts, the Borrower shall not be obligated to reimburse such Lender for amounts incurred prior to the date on which the Borrower receives such petition for increased costs or amounts (provided that if the event giving rise to the increased costs or amounts is retroactive, then the ninety (90) day period referenced above shall be extended to include the period of retroactive effect).
     3.16 Extension of Maturity Date.
     (a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 450 days and not later than 35 days prior to (i) the third anniversary of the Closing Date (the “First Extension Date”) and (ii) the fourth anniversary of the Closing Date (the “Second Extension Date” and, with the First Extension Date, each an “Extension Date”), request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”).
     (b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is ten (10) days from the date which such Lender receives notice from the Administrative Agent of the Borrower’s request for an extension of the Existing Maturity Date, advise the Administrative Agent whether or not such Lender agrees to such extension. Each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
     (c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date fifteen (15) days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

     (d) Additional Commitment Lenders. The Borrower shall have the right on or before the applicable Extension Date (effective as of the applicable Extension Date) to replace the Commitments of any Non-Extending Lenders with, and at its option add as “Lenders” under this Agreement, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.6, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the applicable Extension Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
     (e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of such Extension Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement; provided, however, that there shall be no change in the Maturity Date of any Non-Extending Lender.
     (f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:
     (i) no Default or Event of Default exists on the date of such extension and after giving effect thereto;
     (ii) all applicable conditions set forth in Section 4.2 shall have been satisfied; and
     (iii) to the extent the Commitments of any Non-Extending Lender shall not be replaced with Commitments from one or more Additional Commitment Lenders on the applicable Extension Date as provided for in Section 3.16(d), and thus there shall be no change in the applicable Maturity Date for such Non-Extending Lender, it is understood and agreed that (x) the Borrower shall repay the Revolving Loans outstanding on the applicable Maturity Date of any such Non-Extending Lender (and pay any additional amounts required pursuant to Section 3.12) to the extent necessary to repay, nonratably, the Loans of all Non-Extending Lenders and the Commitment Percentages of the remaining Lenders shall be revised effective as of such date, on such applicable Maturity Date, the Commitments of the Non-Extending Lenders will be permanently terminated and the Aggregate Revolving Committed Amount on and after such date will be equal to the Commitments of the remaining Lenders.

SECTION 4
CONDITIONS
     4.1 Conditions to Closing.
     This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Loans is subject to, the satisfaction of the following conditions precedent:
     (a) Execution of Credit Agreement and Credit Documents. Receipt of (i) multiple counterparts of this Credit Agreement, (ii) multiple counterparts of the Pledge Agreement and any other Security Document, (iii) for the account of each Lender requesting a promissory note, a Revolving Note, and (iv) for the account of the Swingline Lender, the Swingline Note, in each case (A) executed by a duly authorized officer of each party thereto, (B) conforming to the requirements of this Credit Agreement and (C) to the extent requested by a Lender.
     (b) Legal Opinion. Receipt of a New York counsel legal opinion and applicable local counsel opinions relating to this Credit Agreement and the other Credit Documents and the transactions contemplated herein and therein, in form and substance reasonably acceptable to the Administrative Agent, which opinions shall include, without limitation, (i) an opinion that the execution, delivery and performance of the Credit Documents and the performance of the transactions contemplated hereby will not conflict with, result in a breach of, require any consent or permit any acceleration of (or require repayment of) any Indebtedness of the Credit Parties or under any of the Credit Parties’ corporate instruments and material agreements and (ii) opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents.
     (c) Financial Information. Receipt by the Administrative Agent of the financial information of the Borrower and its Restricted Subsidiaries referred to in Section 5.1, in form and substance satisfactory to the Administrative Agent.
     (d) Absence of Legal Proceedings. There shall be no material pending or, to the best knowledge of the Borrower, threatened action, suit, investigation, proceeding, injunction, order or claim with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. There shall be no bankruptcy or insolvency proceeding with respect to any Credit Party other than an Immaterial Guarantor.
     (e) Corporate Documents. Receipt of the following (or their equivalent) for each Credit Party, each (other than with respect to clause (iv)) certified by the secretary or assistant secretary of such Credit Party as of the Closing Date to be true and correct and in force and effect pursuant to a certificate substantially in the form attached hereto as Schedule 4.1(e):

     (i) Articles of Incorporation. Copies of the articles of incorporation or charter documents certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its organization.
     (ii) Resolutions. Copies of resolutions of the Board of Directors or comparable managing body approving and adopting the respective Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.
     (iii) Bylaws. Copies of the bylaws, operating agreement or partnership agreement certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.
     (iv) Good Standing. Copies, where applicable, of certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate Governmental Authorities of the State of organization and each other State in which the failure to so qualify and be in good standing would be reasonably likely to have a Material Adverse Effect.
     (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.
     (vi) Personal Property Collateral. The Administrative Agent and the Syndication Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Syndication Agent:
     (A) (1) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of the Credit Parties, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (2) tax lien, judgment and pending litigation searches;
     (B) completed UCC financing statements for each appropriate jurisdiction as is necessary to perfect the Administrative Agent’s security interest in the Collateral;
     (C) stock or membership certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement and duly executed in blank undated stock or transfer powers; and

     (D) duly executed consents as are necessary to perfect the Lenders’ security interest in the Collateral;
     (f) Fees. Receipt by the Administrative Agent and the Lenders of all fees, if any, then owing pursuant to the Fee Letter, Section 3.5 or pursuant to any Credit Document.
     (g) Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.
     (h) Officer’s Certificate. Receipt by the Administrative Agent of a certificate of a Responsible Officer certifying that (i) the Borrower is in pro forma compliance with all of the covenants in Section 6.7 both before and after giving effect to any Loans to be made on the Closing Date, (ii) no Default or Event of Default exists, and (iii) all representations and warranties contained herein and in the other Credit Documents are (A) with respect to representations and warranties that contain a materiality qualification, true and correct (after giving effect to such materiality qualification set forth therein) and (B) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects.
     (i) Payment Instructions. Receipt by the Administrative Agent of payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Borrower on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.
     (j) No Material Adverse Effect. No Material Adverse Effect shall have occurred since July 26, 2008.
     (k) Existing Indebtedness. All of the existing Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement (other than the Existing Letters of Credit) shall be repaid in full and terminated and all security interests and Liens (other than Permitted Liens) related thereto (if any) shall be terminated on the Closing Date.
     (l) Consents. The Administrative Agent shall have received evidence that all necessary governmental, corporate, shareholder and third party consents and approvals, if any, in connection with the financings and other transactions contemplated hereby have been received and no condition exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby.
     (m) [Reserved].

     (n) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate for the Credit Parties prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Borrower and the Credit Parties taken as a whole, after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(n).
     (o) Compliance with Laws. The financings and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).
     (p) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act (as defined in Section 11.18) including, without limitation, the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrower in accordance with the Patriot Act.
     (q) Additional Matters. All other documents in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agents and the Required Lenders.
     4.2 Conditions to All Extensions of Credit.
     The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:
     (a) Representations and Warranties. The representations and warranties made by any Credit Party herein or in any other Credit Document or which are contained in any certificate furnished at any time under or in connection herewith or therewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct (after giving effect to such materiality qualification set forth therein) and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct (or true and correct in all material respects, as applicable) as of such earlier date.
     (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.
     (c) Compliance with Commitments. Immediately after giving effect to the Extension of Credit to be made on such date (and the application of the proceeds thereof), (i) the Total Outstandings at such time shall not exceed the Aggregate Revolving

Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed amount and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.
     (d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1(b)(i) shall have been satisfied.
     (e) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set forth in Section 2.2(b) shall have been satisfied.
     (f) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, all conditions set forth in Section 2.3(b)(i) shall have been satisfied.
     Each request for an Extension of Credit (including extensions and conversions) and each acceptance by the Borrower of an Extension of Credit (including extensions and conversions) shall be deemed to constitute a representation and warranty by each of the Credit Parties as of the date of such Loan that the conditions in subsections (a) through (c) and subsection (d), (e) or (f), as applicable, of this Section 4.2 have been satisfied.
SECTION 5
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders to enter into this Credit Agreement and to make Extensions of Credit herein provided for, each of the Credit Parties hereby represents and warrants to the Administrative Agent and to each Lender that:
     5.1 Financial Condition.
     The Borrower has delivered to the Administrative Agent and the Lenders (i) balance sheets and the related statements of income and of cash flows of the Borrower and its Subsidiaries for the Borrower’s July 26, 2008 fiscal year end audited by Deloitte & Touche, LLP, certified public accountants. The financial statements referred to above are, in all material respects, complete and correct and present fairly the financial condition of the Borrower and its Subsidiaries in accordance with GAAP as of such dates. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein).
     5.2 No Material Adverse Change.
     Since July 26, 2008, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

     5.3 Organization; Existence.
     Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other necessary power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except as would not, in the aggregate, have a Material Adverse Effect and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.
     5.4 Power; Authorization; Enforceable Obligations.
     Each Credit Party has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Borrower or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties. Each Credit Document to which it is a party constitutes a valid and legally binding obligation of each Credit Party enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     5.5 Conflict.
     The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the proceeds of the Loans will not (a) violate any Requirement of Law applicable to the Borrower or any of its Restricted Subsidiaries (except those as to which waivers or consents have been obtained), (b) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of such Person, (ii) any material indenture, material agreement or other material instrument to which such Person is a party or by which any of its properties may be bound or (iii) any approval of any Governmental Authority relating to such Person, or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law.
     5.6 No Material Litigation.
     No claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of their respective properties which (a) relates to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect.
     5.7 No Default.
     No Default or Event of Default has occurred and is continuing.
     5.8 Taxes.
     Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. Neither any of the Credit Parties nor any of its Subsidiaries are aware as of the Closing Date of any proposed tax assessments against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
     5.9 ERISA.
     Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect.
     5.10 Governmental Regulations, Etc.
     (a) No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities. No Indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. Neither the execution and delivery hereof by the Borrower, nor the performance by it of any of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.
     (b) None of the Credit Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.
     5.11 Subsidiaries.
     Set forth on Schedule 5.11 is a list of all the Subsidiaries of the Credit Parties, including a list setting forth Material Domestic Subsidiaries, Immaterial Domestic Subsidiaries, Immaterial Foreign Subsidiaries, Immaterial Guarantors and Unrestricted Subsidiaries on the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.
     5.12 Use of Proceeds.
     The Extensions of Credit will be used solely (a) to refinance certain existing Indebtedness, including the Existing Credit Agreement, (b) to provide general working capital, (c) for Permitted Acquisitions and (d) for other general corporate purposes.
     5.13 Compliance with Laws; Contractual Obligations.
     Each Credit Party and each Subsidiary is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Credit Parties is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.
     5.14 Accuracy and Completeness of Information.
     All written information, other than the Projections (as defined below), which has been or is hereafter made available to the Administrative Agent, the Syndication Agent or the Lenders by any Credit Party or any Credit Parties’ representatives, taken as a whole, in connection with the transactions contemplated hereby (“Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, in light of the circumstances under which it has been made, and (ii) all financial projections concerning the Credit Parties that have been or are hereafter made available to the

Administrative Agent, the Syndication Agent or the Lenders by you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions at the time furnished, it being understood and agreed that the Projections are subject to uncertainty and that there can be no assurances that they will be achieved and that actual results may differ materially from the Projections. There is no fact now known to any of the Credit Parties which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Credit Parties furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Credit Parties to the Administrative Agent and/or the Lenders.
     5.15 Environmental Matters.
     (a) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect and to the best knowledge of the Credit Parties, the facilities and properties owned, leased or operated by any of the Credit Parties and the Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.
     (b) Except where such violation could not reasonably be expected to have a Material Adverse Effect and to the best knowledge of the Credit Parties, the Properties and all operations of the Credit Parties and the Subsidiaries at the Properties are in compliance, and have in the last three (3) years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Credit Parties (the “Business”).
     (c) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, none of the Credit Parties or any of its Subsidiaries has received any written notice of, or otherwise become aware of, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business.
     (d) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.
     (e) Except as could not reasonably be expected to have a Material Adverse Effect, no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.
     (f) Except where such violation or liability could not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.
     5.16 Solvency.
     The fair saleable value of the Credit Parties’ assets, taken as a whole, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Credit Agreement. The Credit Parties, taken as a whole, (a) do not have unreasonably small capital in relation to the business in which they are or propose to be engaged or (b) have not incurred, or believe that they will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond their ability to pay such debts as they become due.
     5.17 Reserved.
     5.18 Reserved.
     5.19 Insurance.
     As of the date hereof, the present insurance coverage of the Borrower and its Restricted Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.19 and such insurance coverage complies with the requirements set forth in Section 6.5.
     5.20 Foreign Assets Control Regulations, Etc.
     Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
     5.21 Compliance with OFAC Rules and Regulations.
     (a) None of the Credit Parties or their Subsidiaries is in violation of or has violated any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
     (b) None of the Credit Parties or their Subsidiaries (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     5.22 Security Documents.
     The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, upon the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party and the Administrative Agent obtaining control or possession (in the State of New York, with respected to certificated securities) over those items of Collateral in which a security interest is perfected through control or possession, the Administrative Agent shall have perfected security interests and Liens in the Collateral, prior to all other Liens other than Permitted Liens.
SECTION 6
AFFIRMATIVE COVENANTS
     The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document (other than indemnification obligations which survive the termination of this Credit Agreement) have been paid in full, the Credit Parties shall, and shall cause each Restricted Subsidiary to:

     6.1 Financial Statements.
     Furnish, or cause to be furnished, to the Administrative Agent for the benefit of the Lenders:
     (a) Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the fiscal year and the related consolidated statements of income, retained earnings, shareholders’ equity and cash flows for the year, audited by an independent certified public accounting firm of nationally recognized standing, setting forth in each case in comparative form the figures for the previous year, reported without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification. In the event the footnotes to the financial statements delivered pursuant to this Section 6.1(a) do not include a schedule providing a break-out of the Borrower and the Guarantors in form and substance satisfactory to the Administrative Agent, such schedule, which shall be in form and substance satisfactory to the Administrative Agent, shall be provided to the Administrative Agent.
     (b) Company-Prepared Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, a company-prepared consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the quarter and related company-prepared consolidated statements of income and cash flows for such quarterly period and for the fiscal year to date; in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments. In the event the footnotes to the financial statements delivered pursuant to this Section 6.1(a) do not include a schedule providing a break-out of the Borrower and the Guarantors in form and substance satisfactory to the Administrative Agent, such schedule, which shall be in form and substance satisfactory to the Administrative Agent, shall be provided to the Administrative Agent.
     (c) Annual Operating Budget. As soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, a copy of a detailed annual operating budget of the Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and substance reasonably satisfactory to the Administrative Agent, together with a summary of the material assumptions made in the preparation of such annual budget. The annual operating budget delivered pursuant to this Section 6.1(c) shall be accompanied by a schedule providing, in form and substance reasonably satisfactory to the Administrative Agent, a break-out of the Borrower and the Guarantors taken as a whole.

All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.4.
     6.2 Certificates; Other Information.
     Furnish, or cause to be furnished, to the Administrative Agent for distribution to the Lenders:
     (a) Accountant’s Certificate and Reports. Concurrently with the delivery of the financial statements referred to in Section 6.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default relating to financial or accounting matters or violations of Section 6.7, except as specified in such certificate.
     (b) Officer’s Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b) above, a certificate of a Responsible Officer, delivered to the Administrative Agent at its credit contact address, with a copy to the Administrative Agent at its syndication agency services address, in each case as set forth in Section 11.2, stating that, to the best of such Responsible Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Credit Party has observed or performed its covenants and other agreements hereunder and under the other Credit Documents, and satisfied the conditions contained in this Credit Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof) and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall include (i) the calculations required to indicate compliance with Section 6.7 as of the last day of the period covered by such financial statements and (ii) solely with respect to the certificate delivered in connection with Section 6.1(a), an updated Schedule 5.11 as of the most recently ended fiscal quarter of the Borrower. A form of Officer’s Compliance Certificate is attached as Schedule 6.2(b); provided that the Borrower shall deliver an updated Schedule 5.11 each time a Guarantor is required to be added pursuant to Section 6.9 or is released from its obligations in a transaction permitted by this Agreement.
     (c) Public Information. Promptly after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 6.1) and other financial information which any Credit Party sends to its public stockholders, and promptly after the same are filed, copies of all financial statements and non-confidential reports which any Credit Party may make to, or file with, the Securities and Exchange Commission or any successor or analogous United States Governmental Authority.

     (d) Permitted Acquisition Report. Not less than five (5) Business Days prior to the consummation of any Permitted Acquisition where the total consideration, including, without limitation, assumed Indebtedness, earnout payments and any other deferred payments (the “Total Consideration”) for such Permitted Acquisition is expected to exceed $50,000,000:
     (i) a reasonably detailed description of the material terms of (A) such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and (B) each Target;
     (ii) (A) if the Total Consideration is expected to be greater than $50,000,000 but less than $150,000,000, audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two (2) most recent fiscal years and two (2) most recent fiscal quarters and (B) if the Total Consideration is expected to be greater than or equal to $150,000,000, audited financial statements of the Target for its two (2) most recent fiscal years prepared by independent certified public accountants acceptable to the Administrative Agent and unaudited fiscal year-to-date statements for the two (2) most recent fiscal quarters;
     (iii) if the Total Consideration is expected to be greater than $150,000,000, consolidated projected income statements of the Borrower and its consolidated Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with the Borrower of each relevant Target) for the three-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments reasonably acceptable to the Administrative Agent; and
     (iv) a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by a Responsible Officer of the Borrower (A) setting forth the best good faith estimate of the total consideration to be paid for each Target, (B) certifying that (y) such Permitted Acquisition complies with the requirements of this Credit Agreement and (z) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, the Borrower believes in good faith that it will have sufficient availability under the Aggregate Revolving Committed Amount to meet its ongoing working capital requirements and (C) demonstrating compliance with clauses (b) and (d) of the definition of the Permitted Acquisition.
     (e) Regulation U Certificate. Upon the request of any Lender or the Administrative Agent, a certificate in conformity with the requirements of FR Form U-1 referred to in Regulation U, signed by a Responsible Officer, stating that no part of the proceeds of the Loans under this Credit Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities.

     (f) Other Information. Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.
     6.3 Notices.
     Give notice to the Administrative Agent and each Lender of:
     (a) Defaults. Promptly (but in any event within two (2) Business Days), after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default.
     (b) Legal Proceedings. Promptly, any litigation, or any investigation or proceeding (including without limitation, any environmental proceeding) known to a Credit Party, relating to a Credit Party or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
     (c) ERISA. Promptly, (i) the occurrence of (or if a Responsible Officer determines it is reasonably expected to occur) any Reportable Event with respect to any Plan, a failure to make any required material contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan.
     (d) Other. Promptly, any other development or event which a Responsible Officer of the Borrower determines is reasonably likely to have a Material Adverse Effect.
Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.
     6.4 Maintenance of Existence; Compliance with Laws; Contractual Obligations.
     (a) (i) Preserve, renew and keep in full force and effect the corporate existence of (A) each of the Credit Parties and (B) each Subsidiary that is not a Credit Party, where such failure to preserve, renew and keep in full force and effect the corporate existence of such Subsidiary could reasonably be expected to have a Material Adverse Effect and (ii) take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business other than any such rights, privileges, licenses and franchises the loss of which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) Comply with all Requirements of Law (including, without limitation, all Environmental Laws and ERISA) applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.
     (c) Fully perform and satisfy all of its obligations under all of its Contractual Obligations except to the extent that failure to perform and satisfy such obligations would not, in the aggregate, have a Material Adverse Effect.
     6.5 Maintenance of Property; Insurance.
     Keep all material property useful and necessary in its business in reasonably good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies casualty, liability, business interruption and such other insurance (which may include plans of self-insurance) with such coverage and deductibles, and in such amounts as may be consistent with prudent business practice and in any event consistent with normal industry practice; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.
     6.6 Inspection of Property; Books and Records; Discussions.
     Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent, the Administrative Agent to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records at any reasonable time, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Restricted Subsidiaries with officers and employees of the Credit Parties and their Restricted Subsidiaries and with their independent certified public accountants. The cost of the inspection referred to in the preceding sentence shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Borrower.
     6.7 Financial Covenants.
     (a) Consolidated Leverage Ratio: Maintain a Consolidated Leverage Ratio, which shall be calculated at the end of each fiscal quarter, of not greater than 3.00 to 1.0.
     (b) Interest Coverage Ratio. Maintain an Interest Coverage Ratio, which shall be calculated at the end of each fiscal quarter, of not less than 2.75 to 1.0.
     (c) Consolidated Total Tangible Net Worth. Maintain Consolidated Total Tangible Net Worth, which shall be calculated at the end of each fiscal quarter, of not less than (i) $50,000,000 plus (ii) 50% of Consolidated Net Income (if positive) from the Closing Date to the date of computation plus (iii) 75% of the Equity Issuances made from the Closing Date to the date of computation (other than Equity Issuances made after the Closing Date pursuant to employee stock option programs).

     6.8 Use of Proceeds.
     Use the Loans solely for the purposes provided in Section 5.12.
     6.9 Additional Guarantors.
     (a) Cause (i) each of the Borrower’s Material Domestic Subsidiaries that is a Restricted Subsidiary which is not a party to this Credit Agreement, whether newly formed, after acquired or otherwise existing and (ii) any guarantor of the Subordinated Notes which is not a party to this Credit Agreement, to promptly become a “Guarantor” hereunder by way of execution of a Joinder Agreement.
     (b) To the extent that the Borrower’s Immaterial Domestic Subsidiaries (other than Unrestricted Subsidiaries) which are not Guarantors collectively own greater than 15% of Consolidated Total Assets, cause one or more of such Immaterial Domestic Subsidiaries to promptly become a “Guarantor” hereunder by way of execution of a Joinder Agreement to reduce the Consolidated Total Assets ownership percentage of the remaining Immaterial Domestic Subsidiaries that are not Guarantors to 15% or below; provided that (i) the Credit Parties may elect to release any Immaterial Domestic Subsidiary as a Guarantor hereunder to the extent the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer certifying that, after giving effect to such release, the Borrower’s Immaterial Domestic Subsidiaries that are not Guarantors collectively own less than 15% of Consolidated Total Assets and (ii) it is acknowledged and agreed that the Administrative Agent may take such action as is necessary to release such Immaterial Domestic Subsidiary from its Guaranty.
     (c) Notwithstanding anything to the contrary in this Section 6.9, if the Borrower designates any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the definition of Unrestricted Subsidiary, such Guarantor shall be released from its Guaranty, it being acknowledged and agreed that the Administrative Agent may take such action as is necessary to release such from its Guaranty.
     6.10 Payment of Obligations.
     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Federal and state taxes and material local and other material taxes and all its other material obligations and liabilities of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations and liabilities, except when the amount or validity of such obligations, liabilities and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be.

     6.11 Environmental Laws.
     (a) Comply in all material respects with, and take commercially reasonably steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take commercially reasonably steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and
     (c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Restricted Subsidiaries or their Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the Administrative Agent, the Lenders and their respective employees, agents, officers, directors and Affiliates. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.
     6.12 Pledged Assets.
     Each Credit Party will cause 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (other than Unrestricted Subsidiaries and Immaterial Domestic Subsidiaries and unless such Domestic Subsidiary is owned by a Foreign Subsidiary) and 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any materially adverse tax consequences to the Borrower or any Guarantor) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries (other than Unrestricted Subsidiaries and Immaterial Foreign Subsidiaries), in each case to the extent owned by such Credit Party, to be subject to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents; provided that the Credit Parties shall not be required to grant or maintain any such Liens after the

Collateral Release Date and the Administrative Agent shall take all action reasonably required to release such Liens, including the delivery to the Borrower of all stock certificates and stock powers held by the Administrative Agent and the filing of UCC financing termination statements; provided, further, however, that upon the Borrower’s corporate family rating from Moody’s or the corporate rating from S&P being downgraded below Baa3 or BBB-, respectively (in each case with a stable or better outlook) or upon the Borrower’s corporate family rating from Moody’s or the corporate rating from S&P failing to be in effect, each Credit Party shall grant to the Administrative Agent the Liens contemplated by this Section 6.12 and shall take all actions required hereunder to reinstate the Liens on Collateral granted pursuant to the Security Documents immediately prior to the Collateral Release Date.
     6.13 Further Assurances.
     To the extent the Credit Parties are required to pledge any Collateral in accordance with the terms hereof or the Security Documents, upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.
SECTION 7
NEGATIVE COVENANTS
     The Credit Parties covenant and agree that on the Closing Date, and so long as this Credit Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document (other than indemnification obligations which survive the termination of this Credit Agreement) have been paid in full, the Credit Parties shall not and shall not permit any Restricted Subsidiary to:
     7.1 Indebtedness.
     Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;
     (b) Indebtedness of the Borrower and its Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 5.1 (and set out more specifically in Schedule 7.1(b)) hereto and renewals, replacements, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension plus any reasonable fees payable in connection therewith;
     (c) Indebtedness of the Borrower and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing plus any reasonable fees payable in connection therewith; and (iii) the total amount of all such Indebtedness shall not exceed $25,000,000 at any time outstanding;
     (d) unsecured intercompany Indebtedness among the Credit Parties, provided that any such Indebtedness shall be fully subordinated to the Credit Party Obligations hereunder on terms reasonably satisfactory to the Administrative Agent;
     (e) Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
     (f) Indebtedness and obligations of Credit Parties owing under documentary letters of credit for the purchase of goods or other merchandise generally;
     (g) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 7.1;
     (h) obligations with respect to surety bonds incurred in the ordinary course of business;
     (i) Indebtedness of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) in an amount not to exceed $100,000,000 in the aggregate at any time outstanding;
     (j) the Senior Subordinated Notes and any Guaranty Obligations of any Credit Party in respect thereof;
     (k) Indebtedness arising from netting services, overdraft protection, cash management obligations and otherwise in connection with deposit, securities and commodities accounts in the ordinary course of business;
     (l) Indebtedness arising from agreements providing for indemnification, holdbacks, working capital or other purchase price adjustments, earn-outs, non-compete agreements, deferred compensation or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of any Credit Party pursuant to such agreements, in connection with Permitted Acquisitions or dispositions permitted hereunder;

     (m) Indebtedness consisting of Investments permitted by clauses (c), (i), (j) and (k) the definition of Permitted Investments; and
     (n) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof or assumed in connection with a Permitted Acquisitions, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower or at the time of the Permitted Acquisition and was not incurred solely in contemplation of such Person’s becoming a Subsidiary or such Permitted Acquisition; and
     (o) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses.
     7.2 Liens.
     Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.
     7.3 Nature of Business.
     Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, alter the character of its business in any material respect from that conducted as of the Closing Date.
     7.4 Consolidation, Merger, Sale or Purchase of Assets, etc.
     Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to,
     (a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:
     (i) the sale, transfer, lease or other disposition of (A) inventory and materials and (B) intellectual property (including the license thereof) in the ordinary course of business;
     (ii) the sale, lease, transfer or other disposition of obsolete or worn-out property or assets, whether now owned or hereafter acquired, in the ordinary course of business;
     (iii) the sale, transfer or other disposition of cash and Cash Equivalents;

     (iv) the disposition of property or assets as a direct result of a Recovery Event;
     (v) (A) the sale, lease or transfer of other property or assets between Credit Parties, (B) the sale, lease or transfer of other property or assets among the Credit Parties and Subsidiaries that are not Credit Parties in an aggregate amount not to exceed $15,000,000 in the aggregate during the term of this Agreement, (C) the sale, lease or transfer of other property or assets between Subsidiaries that are not Credit Parties;
     (vi) the sale, lease or transfer of property or assets not to exceed $40,000,000 in the aggregate in any fiscal year; and
     (vii) the liquidation and/or dissolution of any Immaterial Domestic Subsidiary so long as such Immaterial Domestic Subsidiary is not a Guarantor hereunder;
provided, that, in the case of clauses (i), (iii) and (vi) above, at least 75% of the consideration received therefor by the Borrower or any such Subsidiary is in the form of cash or Cash Equivalents; or
     (b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) investments or acquisitions permitted pursuant to Section 7.5, (B) the merger or consolidation of a Credit Party or other Subsidiary with and into another Credit Party or (C) the merger or consolidation of a Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation.
     7.5 Advances, Investments and Loans.
     Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, make any Investment except for Permitted Investments.
     7.6 Transactions with Affiliates.
     Except as permitted under this Agreement or among Credit Parties or wholly owned Restricted Subsidiaries, each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate.

     7.7 Fiscal Year; Organizational Documents; Senior Subordinated Notes.
     Each of the Credit Parties will not, nor will it permit any of its Restricted Subsidiaries to, (a) change its fiscal year and (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders; provided that no Credit Party shall (i) except as permitted under Section 7.4, alter its legal existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization, without providing thirty (30) days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may consent to) and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require or (iii) change its registered legal name, without providing thirty (30) days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may consent to) and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require.
     Each of the Credit Parties will not, nor will it permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify or permit the amendment or modification of any subordination provision in the Senior Subordinated Notes or in any indenture, purchase agreement or other agreement governing the Senior Subordinated Notes.
     7.8 Limitation on Restricted Actions.
     Each of the Credit Parties will not, nor will it permit any of its Subsidiaries (other than Unrestricted Subsidiaries) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

     7.9 Restricted Payments.
     Each of the Credit Parties will not, nor will it permit any of its Subsidiaries (other than Unrestricted Subsidiaries) to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Equity Interests of such Person, (b) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries), (c) subject to the subordination terms thereof, the Borrower may make regularly scheduled interest payments under the Senior Subordinated Notes, (d) to make earnout payments so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to such earnout payment on a pro forma basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 6.7 as of the last fiscal quarter end, (e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase shares of its Equity Interests in an aggregate amount not to exceed $20,000,000 and (f) the Borrower may make Restricted Payments so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to such payment on a pro forma basis, (A) the Credit Parties would be in compliance with the financial covenants set forth in Section 6.7 as of the last fiscal quarter end, (B) the Consolidated Leverage Ratio would be less than 2.75 to 1.0 as of the last fiscal quarter end and (C) there would exist at least $40,000,000 of unrestricted cash and/or availability under the Aggregate Revolving Committed Amount (which the Borrower could borrow without causing an Event of Default).
     7.10 Sale Leasebacks.
     The Credit Parties will not, nor will they permit any Subsidiaries (other than Unrestricted Subsidiaries) to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or (b) which any Credit Party intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party to another Person which is not another Credit Party in connection with such lease; provided that the Credit Parties will be permitted to sell property and lease such property back so long as (a) the sale of the property is for fair market value and otherwise permitted by the Credit Agreement and (b) the rental payments to be made with respect to all such transactions does not exceed $1.0 million in the aggregate in any fiscal year.
     7.11 No Further Negative Pledges.
     Each of the Credit Parties will not, nor will it permit any Subsidiary (other than Unrestricted Subsidiaries) to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Sections 7.1(c), (i) or (j); provided that, (i) with respect to Indebtedness incurred pursuant to Section 7.1(c), any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (ii) with respect to Indebtedness incurred pursuant to Sections 7.1(i) and (j), any such restriction shall not apply to this Credit Agreement or any other Credit Document, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restrictions contained therein relates only to the asset or assets subject to such Permitted Lien.
SECTION 8
EVENTS OF DEFAULT
     8.1 Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
     (a) The Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any Fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time); or
     (b) Any representation or warranty made or deemed made herein or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or
     (c) (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 6.3(a), 6.4(a) or 6.7 or in Section 7; or (ii) any Credit Party shall fail to perform, comply with or observe any covenant or agreement contained in Section 6.1 and such failure shall continue unremedied for a period of five (5) Business Days; or (iii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 8.1(a), 8.1(b), 8.1(c)(i) or 8.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; or

     (d) Any Credit Party or any of its Subsidiaries (other than Unrestricted Subsidiaries) shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) in a principal amount outstanding of at least $20,000,000 in the aggregate for the Credit Parties and their Subsidiaries (other than Unrestricted Subsidiaries) beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $20,000,000 in the aggregate for the Credit Parties and their Subsidiaries (other than Unrestricted Subsidiaries) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or
     (e) (i) Any Credit Party other than an Immaterial Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party other than an Immaterial Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party other than an Immaterial Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Credit Party other than an Immaterial Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Credit Party other than an Immaterial Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Credit Party other than an Immaterial Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (f) One or more judgments or decrees shall be entered against any Credit Party or any of its Restricted Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $25,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

     (g) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a Trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (v) the Borrower, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or
     (h) There shall occur a Change of Control; or
     (i) The Guaranty or any provision thereof shall cease to be in full force and effect or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm any Guarantor’s obligations under the Guaranty; or
     (j) Any Credit Document (other than those which are ministerial in nature) shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or, except any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral or any Credit Party or any Person acting by or on behalf of any Credit Party shall, in writing, deny or disaffirm any Credit Party Obligation; or
     (k) The Credit Party Obligations shall fail to constitute “senior debt,” “designated senior debt” or a corresponding term under the terms of the Senior Subordinated Notes.
     8.2 Acceleration; Remedies.
     Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request and direction of the Required Lenders shall, by written notice to the Borrower take any of the following actions (including any combination of such actions):

     (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.
     (b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations (including, without limitation, Fees) of any and every kind owing by any Credit Party to the Administrative Agent and/or any of the Lenders hereunder to be due and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party.
     (c) Enforcement of Rights. Exercise any and all rights and remedies created and existing under the Credit Documents, whether at law or in equity.
     (d) Rights Under Applicable Law. Exercise any and all rights and remedies available to the Administrative Agent or the Lenders under applicable law.
Notwithstanding the foregoing, if an Event of Default specified in Section 8.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Borrower.
SECTION 9
AGENCY PROVISIONS
     9.1 Appointment.
     Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

     9.2 Delegation of Duties.
     The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.
     9.3 Exculpatory Provisions.
     Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of any Credit Party.
     9.4 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     9.5 Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.
     9.6 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     9.7 Indemnification.
     The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 9.7 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.
     9.8 Administrative Agent in Its Individual Capacity.
     The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
     9.9 Successor Administrative Agent.
     The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ prior notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (so long as no Event of Default has occurred and is continuing), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.
     9.10 Other Agents, Arrangers and Managers.
     None of the Lenders or other Persons identified on the front page or signature pages of this Credit Agreement as “Syndication Agent,” “Lead Arranger” or “Book Manager” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of the Syndication Agent, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.
     9.11 Collateral and Guaranty Matters.
     (a) The Lenders irrevocably authorize and direct the Administrative Agent:
     (i) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Revolving Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted hereunder, (C) subject to Section 11.1, if approved, authorized or ratified in writing by the Required Lenders, (D) in connection with the release of any Guarantor pursuant to clause (ii) below or (E) on and after the Collateral Release Date; and
     (ii) to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.
     (b) In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

SECTION 10
GUARANTY
     10.1 The Guaranty.
     In order to induce the Lenders to enter into this Credit Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Borrower owed to the Administrative Agent, the Lenders and the Hedging Agreement Providers. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement with a Hedging Agreement Provider, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders or the Hedging Agreement Providers in collecting any of the Credit Party Obligations. The word “indebtedness” is used in this Article in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower and the Guarantors, including specifically all Credit Party Obligations, arising in connection with this Credit Agreement, the other Credit Documents or Secured Hedging Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower and the Guarantors may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise enforceable.
     Each Guarantor, the Administrative Agent and each Lender hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for the purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

     10.2 Bankruptcy.
     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 8.1(e), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     10.3 Nature of Liability.
     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations that the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     10.4 Independent Obligation.
     The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

     10.5 Authorization.
     Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.
     10.6 Reliance.
     It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Providers to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     10.7 Waiver.
     (a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other Guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other Guarantor or any other party other than payment in full of the Credit Party Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other Guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.
     (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or Additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
     (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or the Hedging Agreement Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full, no Credit Document or Secured Hedging Agreement remains in effect and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or Collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations shall have been paid in full, no Credit Document or Secured Hedging Agreement remains in effect and the Commitments have been terminated.
     10.8 Limitation on Enforcement.
     The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders (only with respect to obligations under the applicable Secured Hedging Agreement entered into with such Hedging Agreement Provider) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement provided by such Hedging Agreement Provider. The Lenders and the Hedging Agreement

Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder/equityholder of the Guarantors.
     10.9 Confirmation of Payment.
     The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that the Credit Party Obligations have been paid in full and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.
SECTION 11
MISCELLANEOUS
     11.1 Amendments and Waivers.
     Neither this Credit Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 11.1 nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:
     (i) reduce the amount or extend the scheduled date of maturity of any Loan or Note, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or
     (ii) amend, modify or waive any provision of this Section 11.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or
     (iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent; or

     (iv) release all or substantially all of the Guarantors from their obligations under the Guaranty (excluding for purposes hereof the release of a Guarantor by a sale, transfer, disposition or otherwise to the extent permitted pursuant to the terms of Section 7.4) without the written consent of all of the Lenders; or
     (v) except in accordance with Sections 6.12 and 9.11, release all or substantially all of the Collateral without the written consent of all of the Lenders;
     (vi) amend, modify or waive the Lender approval requirements of any provision of the Credit Documents which at such time requires the consent, approval or request of the Required Lenders or all Lenders, as the case may be, without the written consent of the Required Lenders or of all of the Lenders, as the case may be; or
     (vii) amend, modify or waive any provision of the Credit Documents affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document without the written consent of the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action; or
     (viii) amend or modify the definition of Credit Party Obligations without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or
     (ix) amend, modify or waive the order in which the Credit Party Obligations are paid in Section 3.7(b) without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby.
     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Section 9 (other than the provisions of Section 9.9 or 9.11); provided, however, that the Administrative Agent will provide written notice to the Borrower of any such amendment, modification or waiver. In addition, the Borrower and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Borrower, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.
     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     11.2 Notices.
     All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and as set forth on such Lender’s Administrative Questionnaire, in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:
     if to the Borrower or any other Credit Party:

Dycom Industries, Inc.
11770 US Hwy 1, Suite 101
Palm Beach Gardens, Florida 33408
Attention: H. Andrew DeFerrari
Telephone: (561) 799-2240
Telecopy: (561) 799-2207

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Maura O’Sullivan
Telephone: (212) 848-7897
Telecopy: (646) 848-7897

     if to the Administrative Agent:

Wachovia Bank, National Association, as Administrative Agent
1525 W.T. Harris Blvd.
Mail Code NC 0680
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telephone: (704) 590-2703
Telecopy: (704) 590-2782

with a copy to:

Wachovia Bank, National Association
301 South College Street, NC5562
Charlotte, NC 28288
Attention:Mark B. Felker
Telephone: (704) 374-7074
Telecopy: (704) 383-7611
     11.3 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     11.4 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.
     11.5 Payment of Expenses and Taxes.
     The Credit Parties jointly and severally agree (a) to pay or reimburse the Administrative Agent and the Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Lead Arrangers (including one New York counsel and one local counsel in any applicable jurisdiction), (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders, and (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Administrative Agent or any Lender with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 11.5 shall survive repayment of the Loans, Notes and all other Credit Party Obligations.
     11.6 Successors and Assigns; Participations; Purchasing Lenders.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
     (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender or an Affiliate of such Lender with respect to such Lender; and
     (C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to a Credit Party. No such assignment shall be made to any Credit Party or any of Credit Party’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.11 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.11 and 3.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.7 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.11 and 3.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.13 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     11.7 Adjustments; Set-off.
     (a) Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(e), or otherwise) in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
     (b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to any Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Borrower and the other Credit Parties to such Lender hereunder and claims of every nature and description of such Lender against the Borrower and the other Credit Parties, in any currency, whether arising hereunder, under the Notes or under any documents contemplated by or referred to herein or therein, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any such Credit Party, or against anyone else claiming through or against any such Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     11.8 Table of Contents and Section Headings.
     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.
     11.9 Counterparts.
     This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

     11.10 Effectiveness.
     This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent (or counsel to the Administrative Agent) or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.
     11.11 Severability.
     Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.12 Integration.
     This Credit Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
     11.13 GOVERNING LAW.
     THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     11.14 Consent to Jurisdiction and Service of Process.
     All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Credit Agreement, any Note or any of the other Credit Documents may be brought in any New York State or Federal court of the United States of America of competent jurisdiction sitting in the State of New York, and, by execution and delivery of this Credit Agreement, each of the Borrower and the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement, any Note or any other Credit Document from which no appeal has been taken or is available. Each of the Borrower and the other Credit Parties irrevocably agrees that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the each of the Borrower and the other Credit Parties to be effective and binding service in every respect. Each of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect any right that any party hereto may have to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.
     11.15 Confidentiality.
     The Administrative Agent and each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its employees, affiliates, auditors or counsel or to another Lender) any information with respect to the Borrower and its Subsidiaries which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrower to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such information (a) as was or has become available to such Lender other than by a breach of this Section 11.15, or as has become generally available to the public other than by a breach of this Section 11.15, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the OCC or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or similar legal process or any law, order, regulation or ruling applicable to such Lender, (d) to any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 11.6; provided that such prospective transferee shall have been made aware of this Section 11.15 and shall have agreed in a writing reasonably satisfactory to the Borrower to be bound by its provisions as if it were a party to this Credit Agreement, (e) to any actual or prospective counterparty (or its advisors) to any Secured Hedging Agreement relating to a Credit Party and its obligations; provided that such prospective transferee shall have agreed to be bound by the confidentiality provisions set forth in this Section 11.15, (f) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications, and (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Secured Hedging Agreement.

     11.16 Acknowledgments.
     The Borrower and the other Credit Parties each hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and
     (c) no joint venture exists among the Borrower or the other Credit Parties and the Lenders.
     11.17 Waivers of Jury Trial.
     THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     11.18 Patriot Act.
     Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
     11.19 Continuing Agreement.
     This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Credit Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Credit Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all

Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.
     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	DYCOM INDUSTRIES, INC., a Florida corporation

By: /s/ Steven Nielsen

Name: Steven Nielsen Title: President and Chief Executive Officer

GUARANTORS:	ANSCO & ASSOCIATES, LLC, a Delaware limited liability company

APEX DIGITAL, LLC, a Delaware limited liability company

BROADBAND EXPRESS, LLC, a Delaware limited liability company

BROADBAND INSTALLATION SERVICES, LLC, a Delaware limited liability company

C-2 UTILITY CONTRACTORS, LLC a Delaware limited liability company

CABLECOM, LLC, a Delaware limited liability company

CAN-AM COMMUNICATIONS, INC., a Delaware corporation

CAVO BROADBAND COMMUNICATIONS, LLC, a Delaware limited liability company

COMMUNICATIONS CONSTRUCTION GROUP, LLC, a Delaware limited liability company

DYCOM CAPITAL MANAGEMENT, INC., a Delaware corporation

By: /s/ H. Andrew DeFerrari

Name: H. Andrew DeFerrari Title: Treasurer

DYCOM CORPORATE IDENTITY, INC., a Delaware corporation

DYCOM IDENTITY, LLC, a Delaware limited liability company

DYCOM INVESTMENTS, INC., a Delaware corporation

ERVIN CABLE CONSTRUCTION, LLC, a Delaware limited liability company

GLOBE COMMUNICATIONS, LLC, a North Carolina limited liability company

IVY H. SMITH COMPANY, LLC, a Delaware limited liability company

LAMBERT’S CABLE SPLICING COMPANY, LLC, a Delaware limited liability company

LOCATING, INC., a Washington corporation

NICHOLS CONSTRUCTION, LLC, a Delaware limited liability company

NIELS FUGAL SONS COMPANY, LLC, a Delaware limited liability company
POINT TO POINT COMMUNICATIONS, INC., a Louisiana corporation

PRECISION VALLEY COMMUNICATIONS OF VERMONT, LLC, a Delaware limited liability company

PRINCE TELECOM, LLC a Delaware limited liability company

By: /s/ H. Andrew DeFerrari

Name: H. Andrew DeFerrari Title: Treasurer

RJE TELECOM, LLC, a Delaware limited liability company

STAR CONSTRUCTION, LLC, a Delaware limited liability company

STEVENS COMMUNICATIONS, LLC, a Delaware limited liability company

S.T.S., LLC, a Tennessee limited liability company

TCS COMMUNICATIONS, LLC, a Delaware limited liability company

TESINC, LLC, a Delaware limited liability company

UNDERGROUND SPECIALTIES, LLC, a Delaware limited liability company

US COMMUNICATIONS CONTRACTORS, LLC, a Delaware limited liability company

UTILIQUEST, LLC, a Georgia limited liability company

WHITE MOUNTAIN CABLE CONSTRUCTION, LLC, a Delaware limited liability company

By: /s/ H. Andrew DeFerrari

Name: H. Andrew DeFerrari Title: Treasurer

INSTALLATION TECHNICIANS, LLC, a Florida limited liability company

By: /s/ Robert Allen Stoutt, Jr.

Name: Robert Allen Stoutt, Jr.
Title: President

MIDTOWN EXPRESS, LLC, a Delaware corporation

By: /s/ Dennis Kastens

Name: Dennis Kastens
Title: President

LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, individually in its capacity as a Lender and in its capacity as Administrative Agent

By: /s/ Mark B. Felker

Name: Mark B. Felker
Title: Managing Director

/s/ Bank of America, N.A.
as a Lender

By:	/s/ Scott Hitchens
	Name:	Scott Hitchens
	Title:	Vice President

Branch Banking & Trust Company
as a Lender

By:	/s/ Bill Buchholz
	Name:	C. William Buchholz
	Title:	Senior Vice President

RBS Citizen, N.A.
as a Lender

By:	/s/ Fanghui Helen Ye
	Name:	Fanghui Helen Ye
	Title:	Assistant Vice President

DYCOM INDUSTRIES, INC.
CREDIT AGREEMENT

Compass Bank,
as a Lender

By:	/s/ Michael R. Del Rocco
	Name:	Michael R. Del Rocco
	Title:	Senior Vice President

SunTrust Bank,
as a Lender

By:	/s/ Robert Maddox
	Name:	Robert Maddox
	Title:	Director

DYCOM INDUSTRIES, INC.
CREDIT AGREEMENT

REGIONS BANK,
as a Lender

By:	/s/ Angie Llaca
	Name:	Angie Llaca
	Title:	Senior Vice Presdient